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                                                                   EXHIBIT 10.61





                            STOCK PURCHASE AGREEMENT

                          dated as of November 7, 1997

                                  by and among

                             OUTDOOR SYSTEMS, INC.,

                             SALM ENTERPRISES, INC.,

                                 JOSLYN STUART,

                                       and

                                  HILLARY SALM











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                                TABLE OF CONTENTS



1.    DEFINITIONS............................................................1


2.    PURCHASE AND SALE......................................................1

   2.1   AGREEMENT TO PURCHASE AND SELL......................................1
   2.2   CLOSING.............................................................1
   2.3   PURCHASE PRICE......................................................2
   2.4   ADJUSTMENT OF THE PURCHASE PRICE....................................2
   2.5   TRANSACTIONS AT THE CLOSING.........................................4


3.    REPRESENTATIONS AND WARRANTIES OF SELLER...............................4

   3.1   ORGANIZATION AND GOOD STANDING......................................4
   3.2   AUTHORITY; NO CONFLICT..............................................5
   3.3   CAPITALIZATION......................................................5
   3.4   FINANCIAL STATEMENTS................................................6
   3.5   STRUCTURES..........................................................6
   3.6   PERMITS.............................................................6
   3.7   SITE LEASES.........................................................6
   3.8   ADVERTISING CONTRACTS...............................................7
   3.9   ABSENCE OF UNDISCLOSED LIABILITIES..................................7
   3.10   OWNED REAL PROPERTY................................................7
   3.11   TITLE, ENCUMBRANCES................................................7
   3.12   TAXES..............................................................7
   3.13   COMPLIANCE WITH LEGAL REQUIREMENTS.................................8
   3.14   LEGAL PROCEEDINGS; ORDERS..........................................8
   3.15   OTHER CONTRACTS....................................................8
   3.16   INSURANCE..........................................................9
   3.17   ENVIRONMENTAL MATTERS..............................................9
   3.18   INTANGIBLE PROPERTY...............................................10
   3.19   RELATIONSHIPS WITH AFFILIATES.....................................10
   3.20   BROKERS OR FINDERS................................................10
   3.21   LABOR MATTERS.....................................................10
   3.22   EMPLOYEE BENEFIT MATTERS..........................................10
   3.23   BOOKS AND RECORDS.................................................11
   3.24   ABSENCE OF CHANGES................................................11
   3.25   ASSETS NECESSARY FOR CONDUCT OF BUSINESS .........................11
   3.26   HSR COMPLIANCE....................................................10
   3.27   DISCLOSURE........................................................11


3A.      REPRESENTATIONS AND WARRANTIES OF EACH SELLER......................11

   3A.1  AUTHORITY OF SELLER; NO CONFLICT...................................12
   3A.2  TITLE TO SHARES....................................................12
   3A.3  BROKERS OR FINDERS.................................................12


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4.    REPRESENTATIONS AND WARRANTIES OF BUYER...............................12

   4.1   ORGANIZATION AND GOOD STANDING.....................................13
   4.2   AUTHORITY; NO CONFLICT.............................................13
   4.3   CERTAIN PROCEEDINGS................................................13
   4.4   BROKERS OR FINDERS.................................................13
   4.5   INVESTMENT.........................................................13


5.    COVENANTS OF SELLERS..................................................13

   5.1   ACCESS AND INVESTIGATION...........................................13
   5.2   OPERATION OF THE COMPANY...........................................14
   5.3   NEGATIVE COVENANT..................................................14
   5.4   REQUIRED APPROVALS AND CONSENTS ...................................15
   5.5   BEST EFFORTS.......................................................15
   5.6   NOTIFICATION.......................................................15
   5.7   NO NEGOTIATION.....................................................15
   5.8   ENCUMBRANCES AND SECURITY INTERESTS................................16


6.    COVENANTS OF BUYER....................................................16

   6.1   REQUIRED APPROVALS.................................................16
   6.2   BEST EFFORTS.......................................................16
   6.3   NOTIFICATION.......................................................16
   6.4   TAX RETURNS........................................................16
   6.5   LOAN...............................................................16




7.    CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE...................17

   7.1   ACCURACY OF REPRESENTATIONS........................................17
   7.2   SELLERS' PERFORMANCE...............................................17
   7.3   ADDITIONAL DOCUMENTS...............................................17
   7.4   NO PROCEEDINGS.....................................................17
   7.5   NO PROHIBITION.....................................................17




8.    CONDITIONS PRECEDENT TO SELLERS' OBLIGATIONS TO CLOSE.................18

   8.1   ACCURACY OF REPRESENTATIONS........................................18
   8.2   BUYER'S PERFORMANCE................................................18
   8.3   ADDITIONAL DOCUMENTS...............................................18
   8.4   NO PROCEEDINGS.....................................................18
   8.5   NO PROHIBITION.....................................................19


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9.    TERMINATION...........................................................19

   9.1   TERMINATION EVENTS.................................................19
   9.2   EFFECT OF TERMINATION..............................................19
   9.3   RETENTION OF DEPOSIT...............................................19




10.   INDEMNIFICATION; REMEDIES.............................................20

   10.1   INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS.................20
   10.2   INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER...................20
   10.3   PROCEDURE FOR INDEMNIFICATION -- THIRD PARTY CLAIMS...............20
   10.4   PROCEDURE FOR INDEMNIFICATION -- OTHER CLAIMS.....................21
   10.5   SURVIVAL/LIMITATIONS..............................................22
   10.6   EXCLUSIVE REMEDY..................................................22


11.   GENERAL PROVISIONS....................................................22

   11.1   EXPENSES..........................................................22
   11.2   PUBLIC ANNOUNCEMENTS..............................................22
   11.3   NOTICES...........................................................23
   11.4   FURTHER ASSURANCES................................................24
   11.5   WAIVER............................................................25
   11.6   ENTIRE AGREEMENT AND MODIFICATION.................................25
   11.7   ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS................25
   11.8   SEVERABILITY......................................................25
   11.9   POST-CLOSING ACCESS...............................................25
   11.10 HEADINGS; CONSTRUCTION.............................................26
   11.11 APPLICABLE LAW.....................................................26
   11.12 INCORPORATION OF EXHIBITS AND SCHEDULES............................26
   11.13 COUNTERPARTS.......................................................26
   11.14 ARBITRATION........................................................26


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                                    EXHIBITS

Exhibit A                  -        Definitions
Exhibit B                  -        Promissory Note
Exhibit C                  -        Letter of Credit
Exhibit D                  -        Opinion of Seller's Counsel
Exhibit E                  -        Opinion of Buyer's Counsel


                                    SCHEDULES

Schedule 5.4               -        Required Consents


                               DISCLOSURE SCHEDULE

Part 3.2                            Part 3.8(b)                        Part 3.16
Part 3.5                            Part 3.9                           Part 3.18
Part 3.6                            Part 3.11                          Part 3.19
Part 3.7(a)                         Part 3.12                          Part 3.21
Part 3.7(b)                         Part 3.14                          Part 3.24
Part 3.8(a)                         Part 3.15                          Part 3.26





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                            STOCK PURCHASE AGREEMENT


         This Stock Purchase Agreement ("Agreement") is entered into as of November 7, 1997 by and among JOSLYN STUART, a resident of the state of California ("Stuart"), and HILLARY SALM, a resident of the state of California ("Salm," and together with Stuart, the "Sellers"), SALM ENTERPRISES, INC., a California corporation ("Company"), and OUTDOOR SYSTEMS, INC., a Delaware corporation ("Buyer"). (Buyer and Sellers are sometimes herein referred to individually as a "Party" and collectively as the "Parties.")

                                    RECITALS

         The Company is engaged in the business of owning and operating outdoor signs, billboards and otherwise providing outdoor advertising services (the "Business"). Sellers own all of the outstanding capital stock of the Company. Sellers desire to sell, and Buyer desires to purchase, all of the issued and outstanding capital stock of the Company, pursuant to the terms and conditions and subject to the limitations and exclusions contained in this Agreement.

                                    AGREEMENT

         The Parties, for and in consideration of the covenants and agreements herein set forth and intending to be legally bound, agree as follows:


1.       DEFINITIONS


         For purposes of this Agreement, the terms listed on Exhibit A attached hereto have the meanings specified or referred to in Exhibit A.


2.       PURCHASE AND SALE

         2.1 AGREEMENT TO PURCHASE AND SELL. Subject to the terms and conditions of this Agreement, Sellers hereby agree to grant, sell, assign, transfer, convey and deliver to Buyer all right, title and interest in and to the Shares, free and clear of any Encumbrances or Security Interests, and Buyer hereby agrees to buy and acquire the Shares from Sellers.

         2.2 CLOSING. The purchase and sale of the Shares (the "Closing") provided for in this Agreement will take place, subject to the satisfaction of the conditions in Sections 7 and 8 hereof, at the offices of Outdoor Systems, Inc., Phoenix, Arizona, commencing at 10:00 a.m. local time on or before November 14, 1997 or such later time and place as the Parties may agree in writing.


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The effective time of the Closing shall be 11:59 p.m., Eastern Standard
Time, on the Closing Date.

         2.3 PURCHASE PRICE. In consideration for the transfer of the Shares to Buyer, Buyer shall pay, subject to the adjustment provisions of Section 2.4, Five Million Fifty Thousand Dollars ($5,050,000) (the "Purchase Price"), payable as follows:

                  (a) Sellers acknowledge receipt on the date hereof of One Hundred Thousand Dollars ($100,000) as an earnest money deposit ("Earnest Money Deposit") from Buyer;

                  (b) $4,950,000 shall be paid to Sellers in the form of an interest bearing promissory note substantially in the form of Exhibit B attached hereto ("Promissory Note"), which Promissory Note shall be secured for its entire term by a letter of credit substantially in the form of Exhibit C attached hereto ("Letter of Credit");

                  (c) Sellers and Buyer hereby acknowledge that the Purchase Price and the payment terms specified herein and as set forth in the Promissory Note were specifically negotiated to provide Sellers with a deferral of recognition of income pursuant to the installment sale provisions of the IRC for the 62 month term of the Promissory Note and to correspondingly provide the Sellers with interest income at the rate of 10% per annum on the principal sum of $4,950,000 for the 62 month term of the Promissory Note. For this reason Buyer agreed that there would be no right of prepayment, in whole or in part, of the principal sum due and owing under the Promissory Note. Buyer has agreed that if an Event of Default (as that term is defined in paragraph 2(a) of the Promissory Note) shall occur, the parties acknowledge that it would be impractical or extremely difficult to determine with reasonable certainty the actual damages which Sellers would sustain and have therefore agreed through negotiation that Buyer shall pay to Sellers the sum of One Thousand Five Hundred Dollars ($1,500) per day for each and every day from the date of the Event of Default through the Maturity Date (as that term is defined in the Promissory
Note) of the Promissory Note, not as a penalty, but as and for liquidated damages resulting form the breach of the obligations of Buyer to pay the Purchase Price as specified in this Agreement and in accordance with the terms of the Promissory Note.

                  Sellers: _______  _______ Buyer:  _______

         2.4 ADJUSTMENT OF THE PURCHASE PRICE. The Purchase Price shall be subject to adjustment as follows:

                (a) The following items shall be prorated between Sellers and Buyer as of the Closing Date with respect to the Company: power and utility charges, real and personal property taxes, rents (including percentage rents) and security deposits under Site Leases and payments (including accounts receivable) and security deposits under Advertising Contracts. Prorations will be on a dollar-for-dollar basis based on the number of days of display before and after the Closing. Percentage rents shall be prorated as of the Closing Date. Any prorations not determined at the Closing shall be prorated on the basis of the most current information available at Closing.


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                  (b) The Purchase Price shall be further adjusted ("Preliminary
Adjustment") as follows:

                           (i) to the extent that the Closing Date Net Working Capital is a positive amount, the Purchase Price shall be increased by a dollar amount equal to the positive balance; and

                           (ii) to the extent that the Closing Date Net Working Capital is a negative amount, the Purchase Price shall be reduced by a dollar amount equal to the negative balance.

                  (c) On the Closing Date, Sellers shall provide to Buyer a list of items and the prorations required by Section 2.4(a) and a Closing Date Balance Sheet together with a calculation of the Closing Date Net Working Capital and the Preliminary Adjustment to the Purchase Price. The Parties agree that the Company's financial statements shall be converted from a cash basis to GAAP in order to prepare the Closing Date Balance Sheet and the calculation of the Closing Date Net Working Capital and the Preliminary Adjustment. The Preliminary Adjustment to the Purchase Price shall be paid in cash to the appropriate party at Closing. Sellers agree to furnish Buyer with any documents or records in Sellers' possession that may be needed for Buyer to confirm the adjustments in this Section 2.4.

                  (d) Within ninety (90) days after the Closing Date, Buyer will prepare and provide to Seller a final Closing Date Balance Sheet together with the final calculations of adjustments to the Purchase Price (the "Closing Date Adjustment"). On the 120th day after the Closing Date, all required refunds or payments under this Section 2.4 shall be made on the basis of the Closing Date Adjustment and shall be paid in cash to the appropriate party.

                  (e) If any dispute arises over any amount to be refunded or paid under this Section 2.4, such refund or payment shall nonetheless be promptly made to the extent such amount is not in dispute. If any such dispute cannot be resolved by the Parties, it shall be submitted to a nationally recognized independent certified public accounting firm reasonably acceptable to Sellers and Buyer ("Accountant"), and the resolution of such dispute shall be made by the Accountant. The determination of the Accountant shall be final and binding upon the parties to this Agreement. Buyer and Sellers shall each pay one-half of the fees and expenses of the Accountant. Each Party shall otherwise bear its own costs and expenses associated with the resolution of such dispute, including the fees and expenses of their respective accountants and attorneys.

         2.5 TRANSACTIONS AT THE CLOSING. The following transactions shall take place at the Closing:

                  (a) Sellers shall deliver to Buyer (i) the original stock certificates representing the Shares, endorsed in blank or accompanied by duly executed assignment documents, (ii) duly


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executed resignations of each of the officers and directors of the Company,
(iii) the Payoff Letters (as defined in Section 7.3(c)), (iv) all minute books, corporate and stock records of the Company, (v) evidence satisfactory to Buyer of the release and termination of all Encumbrances and Security Interests (other than Permitted Liens) on the assets of the Company and the Shares, and (vi) all other instruments of transfer and all other related documents, if any, as may be necessary to evidence or perfect the sale, assignment, transfer, and conveyance to Buyer of good title to the Shares in accordance with this Agreement.

                  (b) Buyer shall deliver to Sellers the Promissory Note and the Letter of Credit.

                  (c) Buyer or Sellers, as appropriate, shall deliver to the other(s) the Preliminary Adjustment.

                  (d) Buyer shall deliver to the Company the Loan (as hereinafter defined) and the Company shall repay the Shareholder Loan.

                  (e) The Parties shall also deliver to each other the agreements, instruments, opinions, certificates, and other documents referred to or contemplated in this Agreement.


3.       REPRESENTATIONS AND WARRANTIES OF SELLERS

         The Company and Sellers, jointly and severally, represent and warrant to Buyer as follows:

         3.1 ORGANIZATION AND GOOD STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with full power and authority to conduct the Business as it is now being conducted, to own or use its Assets, and to perform all its obligations. The Sellers have delivered to Buyer true and complete copies of the Company's Organizational Documents, as currently in effect. The Company is duly qualified and in good standing to do business in California and each other jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the lack of such qualification would not have a Material Adverse Effect.

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         3.2 AUTHORITY; NO CONFLICT.

                  (a) This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms. Upon the execution and delivery by the Company of any Closing Documents to be executed at Closing pursuant to this Agreement, such Closing Documents shall constitute the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their respective terms. The Company has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Closing Documents to which it is a Party and to perform its obligations thereunder. The execution, delivery and performance of this Agreement has been specifically authorized by the shareholders and directors of the Company.

                  (b) Except as set forth in Part 3.2(b) of the Disclosure Schedule, neither the execution and delivery by the Company or the Sellers of this Agreement nor the consummation or performance by the Company or the Sellers of any of the Contemplated Transactions will:

                           (i) conflict with, violate or result in a breach of
         (A) any provision of the Organizational Documents of the Company; (B) to the Company's and Sellers' knowledge any Legal Requirement or any Order to which the Company or any of its assets may be subject; or (C) to the Company's and Sellers' Knowledge, any Governmental Authorizations held by the Company; or

                           (ii) (A) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Contract to which the Company is a Party or any material interest or rights of the Company; or (B) result in the imposition or creation of any Encumbrance or Security Interest upon or with respect to any of the assets of the Company.

                  (c) Except as set forth in Part 3.2(c) of the Disclosure Schedule, the Company is not and will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         3.3 CAPITALIZATION. The Company has authorized capital stock consisting of One Hundred Thousand (100,000) shares of common stock, no par value, of which Two Thousand Five Hundred (2,500) shares are issued and outstanding. All of the issued and outstanding shares ("Shares") have been duly authorized, are validly issued, fully paid, and nonassessable, and are held beneficially and of record by Sellers as set forth in Part 3.3 of the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There


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are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company.

         3.4      FINANCIAL STATEMENTS.

                  (a) Attached hereto as Part 3.4 of the Disclosure Schedule are the following financial statements of the Company (collectively, the "Financial Statements"): (i) unaudited balance sheet and statement of income as of and for the fiscal years ended December 31, 1995, and December 31, 1996, and (ii) unaudited balance sheets and statement of income (the "Most Recent Financial Statements") as of and for the nine (9) months ended September 30, 1997 (the "Most Recent Fiscal Month End") for the Company. The Financial Statements have been prepared on a cash basis applied on a consistent basis through the periods covered thereby and present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods.

         3.5 STRUCTURES. Part 3.5 of the Disclosure Schedule lists all of the Structures and each of such Structures is in condition to accept faces and in adequate condition and repair for its current use.

         3.6 PERMITS. Part 3.6 of the Disclosure Schedule lists all Permits held by the Company. The Permits constitute all material licenses, permits, registrations and approvals necessary to operate the Structures. Company is in material compliance with the terms of the Permits. Company has not received written notice that any Governmental Body issuing any Permit intends to cancel, terminate, modify or amend any Permit.

         3.7      SITE LEASES.

                  (a) Part 3.7(a) of the Disclosure Schedule contains a list of all Site Leases. Seller has delivered or made available to Buyer true and complete copies of the Site Leases. The Site Leases are in full force and effect, and are binding upon the Parties thereto.

                  (b) Except as set forth in Part 3.7(b) of the Disclosure Schedule or as would not have a Material Adverse Effect (a) no default by Company, or to the Company's and Sellers' Knowledge, any other Party has occurred under the Site Leases, and (b) no event, occurrence or condition exists which (with or without notice or lapse of time or the happening of any further event or condition) would become a default by Company thereunder or would entitle any other Party to terminate a Site Lease, to make a claim or set-off against Company or otherwise to amend such Site Lease or prevent such Site Lease from being renewed (if renewable) in accordance with its terms. Except as set forth in Part 3.7(b) of the Disclosure Schedule, the Company has not received any written notice of default, termination or non-renewal under any Site Lease.

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         3.8      ADVERTISING CONTRACTS.

                  (a) Part 3.8(a) of the Disclosure Schedule contains a list of all material Advertising Contracts as of the date hereof. Seller has delivered to Buyer true and complete copies of the Advertising Contracts.

                  (b) Except as set forth in Part 3.8(b) of the Disclosure Schedule, all sales made to advertisers have been made pursuant to Advertising Contracts. The Advertising Contracts are in full force and effect, and are binding upon the parties thereto. Except as set forth in Part 3.8(b) of the Disclosure Schedule or as would not have a Material Adverse Effect (a) no default by Company or, to the Company's and Sellers' Knowledge, any other Party has occurred under the Advertising Contracts, and (b) no event, occurrence or condition exists which (with or without notice or lapse of time or the happening of any further event or condition) would become a default by Company thereunder or would entitle any other Party to terminate an Advertising Contract, to make a claim or set-off against Company or otherwise to amend such Advertising Contract.

         3.9 ABSENCE OF UNDISCLOSED LIABILITIES. Except for liabilities and obligations (a) incurred since the Most Recent Fiscal Month End in the Ordinary Course of Business, (b) disclosed in Part 3.9 of the Disclosure Schedule or specifically identified as an undisclosed liability or obligation on any other section of the Disclosure Schedule, or (c) provided for in the Most Recent Financial Statements, the Company has no liabilities or obligations of any kind whatsoever (whether direct, indirect, accrued or contingent) in excess of $25,000 and there is no existing condition or situation which could reasonably be expected to result in any such liabilities or obligations ("Undisclosed Liabilities").

         3.10 OWNED REAL PROPERTY. The Company does not own any Real Property.

         3.11 TITLE, ENCUMBRANCES. Except as set forth on Part 3.11 of the Disclosure Schedule, (i) Company owns or has good title to all of its assets, and (ii) all of such assets are owned by Company free and clear of all Encumbrances or Security Interests except for Permitted Liens.

         3.12     TAXES.

                  (a) Except as set forth on Part 3.12(a) of the Disclosure Schedule, the Company has (i) correctly prepared and timely filed all Tax Returns required to be filed by it in respect of any Taxes, (ii) timely and properly paid all Taxes that are due and payable, (iii) established on its books and records reserves that are adequate for the payment of all Taxes not yet due and payable, and (iv) complied in all material respect with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has timely and properly withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable Legal Requirements.

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

                  (b) Except as set forth Part 3.12(b) of the Disclosure Schedule, no deficiency for any Taxes has been proposed, asserted or assessed against the Company which has not been resolved and paid in full. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an Tax assessment or deficiency.

                  (c) No Tax Returns with respect to the Company for taxable periods ended on or after December 31, 1990 have been audited, and no Tax Returns of the Company are currently the subject of audit. The Company has delivered or made available to the Buyer correct and complete copies of all Tax Returns filed by the Company since December 31, 1990.

                  (d) The Company is not a party to any Tax allocation or sharing agreement and is not liable for the Taxes of any other Person.

                  (e) The Company has not been a member of an affiliated group within the meaning of IRC Section1504.

         3.13 COMPLIANCE WITH LEGAL REQUIREMENTS. The Company has complied in all respects with all Legal Requirements applicable to the Company, except for such noncompliances that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Except as disclosed in Part 3.13 of the Disclosure Schedule, the Company has not been Threatened in writing to be charged with or given written notice of any violation of (which has not been cured), with respect to any violation of Legal Requirements applicable to the Company.

         3.14 LEGAL PROCEEDINGS; ORDERS. Except as set forth in Part 3.14 of the Disclosure Schedule, there is no Proceeding pending or, to the Knowledge of the Company and Sellers, Threatened against the Company and there is no Order to which the Company is subject.

         3.15 OTHER CONTRACTS.

                  (a) Except as disclosed in Part 3.15(a) of the Disclosure Schedule the Company is not a Party to or bound by (i) any promissory note or any agreement evidencing indebtedness for money borrowed; (ii) any joint venture, partnership or Other Contract involving a sharing of profits, losses, costs or liabilities by the Company with any other person; (iii) any Other Contract containing covenants that in any way purport to restrict the business activity of the Company with respect to the Business; (iv) any power of attorney of the Company that is currently effective and outstanding; (v) any written warranty, guaranty or other similar undertaking with respect to contractual performance extended by the Company; and (vi) any lease for Real Property that is not a Site Lease; (vii) any Other Contract obligating the Company for payments in excess of Five Thousand Dollars ($5,000) per year which is not cancelable by the Company without penalty within a thirty (30) day period ("Material Other Contracts"). The Company has delivered or made available to Buyer true and complete copies of such Material Other Contracts.

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

                  (b) The Material Other Contracts are in full force and effect, and are binding upon the Parties thereto. Except as set forth in Part 3.15(b) of the Disclosure Schedule and except as would not have a Material Adverse Effect,
(a) no default by Company or, to the Company's and Sellers' Knowledge, any other Party has occurred under the Material Other Contracts, and (b) no event, occurrence or condition exists which (with or without notice or lapse of time or the happening of any further event or condition) would become a default by Company thereunder or would entitle any other Party to terminate a Material Other Contract, to make a claim or set-off against Company or otherwise to amend such Material Other Contract.

         3.16 INSURANCE. Company maintains in full force and effect policies of fire and other casualty, liability, title and other forms of insurance covering its assets and the Business, and the operation thereof, of the types and with the amounts of coverage as are consistent with industry standards for outdoor advertising businesses comparable to the Business. All such policies are in full force and effect, all premiums with respect thereto have been paid, and no written notice of cancellation or termination has been received by the Company, or to the Knowledge of the Company and Sellers, Threatened to be given, with respect to any such policy. Part 3.16 of the Disclosure Schedule lists any claims pending or for which coverage is disputed under any such insurance policy.

         3.17 ENVIRONMENTAL MATTERS. Except as set forth in Part 3.17 of the Disclosure Schedule:

                  (a) To the Knowledge of the Company and Sellers, the Company is, and at all times has been, in material compliance with, and has not been and is not in material violation of or liable under, any Environmental Law. There are no pending, or to the Knowledge of the Company and Sellers, Threatened claims or Encumbrances resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law.

                  (b) Neither the Company nor the Sellers has Knowledge of, nor has the Company received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to any alleged actual or potential liability with respect to Hazardous Materials.

                  (c) The Company has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by the Company or Sellers pertaining to Hazardous Materials or Hazardous Activities in, on, or under the properties owned or leased by the Company.

         3.18 INTANGIBLE PROPERTY. Except as set forth in Part 3.18 of the Disclosure Schedule, Company uses no Intangible Property in connection with the operation of the Business except for the Permits, the Books and Records, the trade names "Salm Enterprises" and "Roberts Outdoor Advertising" and licenses for commonly available software programs under which Company is the licensee.

         3.19 RELATIONSHIPS WITH AFFILIATES. Except as set forth on Part 3.19 of the Disclosure Schedule, (a) Company is not a Party to any contract with any of the Sellers or their Affiliates or immediate family members or any other Affiliate of Company, and (b) neither of the Sellers nor any of their Affiliates or immediate family members or any other Affiliate of Company is the owner (of record or as a beneficial owner) of an equity interest or any other financial or profit interest in, a Person that has business dealings or a material financial interest in any transaction with Company.

         3.20 BROKERS OR FINDERS. Company has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement that will not be paid by Sellers at Closing from the Purchase Price.

         3.21 LABOR MATTERS.


                  (a) Except as set forth on Part 3.21(a) of the Disclosure Schedule, (i) the Company is not a party to or bound by, and its employees are not covered by, any labor or collective bargaining agreement; (ii) there are no pending or, to the Company and Sellers' Knowledge, Threatened strikes, work stoppages, slowdowns, lockouts, unfair labor practice charges or complaints, grievances or arbitrations arising out of a collective bargaining agreement, or other labor disputes against the Company, and during the past three (3) years, there has not been any such action or proceeding; (iii) there are no pending or, to the Company and Sellers' Knowledge, Threatened complaints, charges or claims against the Company with any Governmental Body regarding the employment or termination of employment by the Company of any individual; (iv) except as previously provided to the Buyer, the Company has no written personnel policies applicable to employees; and (v) no union organization campaign is presently in progress.

                  (b) Part 3.21(b) of the Disclosure Schedule lists the names of all present employees of the Company, the total compensation payable to each, and accrued sick, personal and vacation days for each (or pay in lieu thereof).

         3.22 EMPLOYEE BENEFIT MATTERS. Company does not maintain and has never maintained any Employee Benefit Plan. As used in this Section 3.22, the term "Company" shall be deemed to include any other corporation, trade, business or other entity, other than Company, which would, together with the Company, now or in the past constitute a single employer within the meaning of IRC Section 414.

         3.23 BOOKS AND RECORDS. The books of account, and other Books and Records of Company are complete and correct in all material respects and have been maintained in accordance with sound business practices. The Company has provided Buyer with a true and complete set of the Company's Organizational Documents and Minute Books.

         3.24 ABSENCE OF CHANGES. Since the Most Recent Fiscal Month End and except as set forth on Part 3.24 of the Disclosure Schedule, there has not been:

                           (i)      Any Material Adverse Change;

                           (i) Any change in the shares of capital stock of the Company that are authorized or in those that are issued and outstanding, or any grant of options, warrants, or other rights or convertible or exchangeable securities calling for the issuance thereof;

                           (iii) Any declaration, setting aside or payment of any dividend in respect of the Shares or any other distribution by the Company;

                           (iv) Any change in the method of accounting or accounting practices of Company; or

                           (v) Any transaction by the Company outside the Ordinary Course of Business.

         3.25 ASSETS NECESSARY FOR CONDUCT OF BUSINESS. After giving effect to the transfer of the Retained Assets, the Company shall own all the assets and have all the rights necessary for the conduct of the Business as presently conducted.

         3.26 HSR COMPLIANCE. Neither Company nor any of Sellers is a person (or included in a person), that has total assets of $10 million or more or annual net sales of $10 million or more, within the meaning of, and as determined in accordance with, the HSR Act. Sellers have consulted with Sellers' counsel in determining and making such representation.

         3.27 DISCLOSURE. No representation or warranty of Sellers or Company in this Agreement and no statement in the Disclosure Schedule misstates or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.


3A.      REPRESENTATIONS AND WARRANTIES OF EACH SELLER

         Each of the Sellers, severally and not jointly, represents and warrants to Buyer as follows with respect to herself:

         3A.1     AUTHORITY OF SELLER; NO CONFLICT.

                      (a) This Agreement constitutes the legal, valid, and binding obligation of the Seller, enforceable against Seller in accordance with its terms. Upon the execution and delivery by the Seller of any Closing Documents to be executed at Closing pursuant to this Agreement, such Closing Documents will constitute the legal, valid, and binding obligations of the Seller, enforceable against Seller in accordance with their respective terms. The
Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Closing Documents to which she is a Party, to transfer the Shares to Buyer, and to perform her obligations hereunder and thereunder.

                  (b) Except as set forth in Part 3A.2 of the Disclosure Schedule, neither the execution and delivery by the Seller of this Agreement and the Closing Documents nor the consummation or performance by the Seller of any of the Contemplated Transactions will:

                           (i) conflict with, violate or result in a breach of any Legal Requirement or any Order to which the Seller may be subject; or

                           (ii) (A) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract to which Seller is a party or any interest or rights of Seller in or to the Shares; or (B) result in the imposition or creation of any Encumbrance or Security Interest upon or with respect to any of the Shares.

                  (c) Except as set forth in Part 3A.2 of the Disclosure Schedule, the Seller is not and will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or any of the Closing Documents or the consummation or performance of any of the Contemplated Transactions.

         3A.2 TITLE TO SHARES. Seller has, and will have at the Closing Date, good title to the Shares to be conveyed by Seller as provided in Section 2.1 above, free and clear of any Security Interest or Encumbrances.

         3A.3 BROKERS OR FINDERS. Seller has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement that will not be paid by the Seller at Closing.


4.       REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Sellers as follows:

         4.1 ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

         4.2 AUTHORITY; NO CONFLICT.

                  (a) This Agreement has been duly and validly executed and delivered by Buyer and constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Closing Documents to which Buyer is a party, such Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Closing Documents and to perform its obligations thereunder.

                  (b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will conflict with, violate or result in a breach of (i) any provision of Buyer's Organizational Documents, (ii) any Legal Requirement or Order to which Buyer may be subject; or (iii) any material Contract to which Buyer is a party or by which Buyer may be bound. Buyer is not and will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         4.3 CERTAIN PROCEEDINGS. There is no Proceeding pending or, to Buyer's Knowledge, Threatened that challenges, or may have the effect of preventing, or otherwise interfering with any of the Contemplated Transactions.

         4.4 BROKERS OR FINDERS. Buyer has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement that will not be paid by the Buyer.

         4.5 INVESTMENT. The Buyer is an Accredited Investor.


5.       COVENANTS OF SELLERS

         5.1 ACCESS AND INVESTIGATION. Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Company and its Representatives to, afford Buyer and its Representatives reasonable access during normal business hours to the Company's personnel, properties, Books and Records, and other documents and data, and furnish Buyer and its Representatives with copies of the same.

         5.2 OPERATION OF THE COMPANY. Except as otherwise set forth in Schedule 5.2, between the date of this Agreement and the Closing Date, the Company will:

                  (a)      operate only in the Ordinary Course of Business;

                  (b) use it Best Efforts to maintain the Business, and maintain the relations and good will with advertisers, landlords, employees, suppliers, distributors, customers and others associated with the operation of the Company;

                  (c) confer on a regular and frequent basis with Buyer and its Representatives to discuss operational matters and the general status of ongoing operations; and

                  (d) promptly notify Buyer of any material changes in the Business, or the properties, assets, condition (financial or other), results of operations or prospects of the Company.

         5.3 NEGATIVE COVENANT. Except for any repayment of the Shareholder Loan pursuant to Section 6.5 herein or the transfer of the Retained Assets on or prior to Closing, and as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Sellers will not:

                  (a) take, and will not permit the Company to take, any action with respect to the Business that is not in the Ordinary Course of Business;

                  (b) (i) amend or propose to amend the Company's charter or bylaws; or (ii) split, combine or reclassify its outstanding capital stock or declare, set aside or pay any dividend or distribution payable in cash, stock, property or other;

                  (c) (i) authorize the issuance of, or issue, sell, grant, pledge or dispose of, or agree to issue, sell, grant, pledge or dispose of, any additional shares of, or any options, warrants, or rights of any kind to acquire any shares of, the capital stock of the Company of any class or any debt or equity securities convertible into or exchangeable for such capital stock, (ii) sell (including, without limitation, by sale-leaseback), pledge, dispose of or encumber any assets of the Company or interest therein, or dispositions of inventory in the Ordinary Course of Business or (iii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock;

                  (d) acquire all or any substantial part of the business and properties or capital stock of any Person, whether by merger, purchase of assets, or otherwise;

                  (e) enter into or amend any employment, severance, bonus, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees;

                  (f) adopt, enter into or amend any Employee Benefit Plan except (i) as required to comply with changes in applicable law occurring after the date hereof and (ii) with respect to all plans, other than in the Ordinary Course of Business;

                  (g) incur any indebtedness for money borrowed or guarantee any such indebtedness or issue or sell any debt securities or make any loans or advances, or make any capital expenditures;

                  (h) grant any general or limited power of attorney, proxy or other similar delegation of authority, waive, toll or extend any statute of limitations or compromise or settle any litigation, arbitration or other disputed matter; and

                  (i) agree in writing, or otherwise, to take any of the foregoing actions or any other action which would make any representation or warranty of Sellers or the Company contained in this Agreement untrue or incorrect in any material respect as of the Closing Date.

         5.4 REQUIRED APPROVALS AND CONSENTS. As promptly as practicable after the date of this Agreement, Sellers will make, and will cause the Company to make, any filings required by Legal Requirements to be made by Sellers or Company in order to consummate the Contemplated Transactions and will obtain or cause the Company to obtain those Consents identified on Schedule 5.4 hereof ("Required Consents").

         5.5 BEST EFFORTS. Between the date of this Agreement and the Closing Date, Sellers will use their, and will cause Company to use its, Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

         5.6 NOTIFICATION. Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer in writing if Sellers, or either of them, become aware of any fact or condition that causes or constitutes a material breach of any of Sellers' representations and warranties as of the date of this Agreement, or if Sellers become aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Sellers will promptly notify Buyer of the occurrence of any material breach of any covenant of Sellers or the Company in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

         5.7 NO NEGOTIATION. Until the earlier of the Closing or such time, if any, as this Agreement is terminated pursuant to Section 9, neither Sellers nor any of their Affiliates will, nor will they permit their respective Representatives to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer or its Representatives) relating to or affecting any transaction involving the sale of the Shares or the Business.

         5.8 ENCUMBRANCES AND SECURITY INTERESTS. On or before Closing, Sellers agree to pay, or cause the Company to pay, and satisfy all amounts constituting indebtedness of the Company for money borrowed or owed other than liabilities included in the Closing Date Net Working Capital and to obtain at or prior to Closing and deliver to Buyer at the Closing releases of all Encumbrances and Security Interest on the assets of the Company or the Shares, other than Permitted Liens.

6.       COVENANTS OF BUYER

         6.1 REQUIRED APPROVALS. As promptly as practicable after the date of this Agreement, Buyer will make all filings required by Legal Requirements, to be made by it to consummate the Contemplated Transactions.

         6.2 BEST EFFORTS. Between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

         6.3 NOTIFICATION. Between the date of this Agreement and the Closing Date, Buyer will promptly notify Seller in writing if Buyer becomes aware of any fact or condition that causes or constitutes a breach of any of Buyer's representations and warranties as of the date of this Agreement, or if Buyer becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Buyer will promptly notify Seller of the occurrence of any breach of any covenant of Buyer in this Section 6 or of the occurrence of any event that may make the satisfaction of the conditions in Section 8 impossible or unlikely.

         6.4 TAX RETURNS. After the Closing, Sellers shall have the exclusive authority and obligation to prepare and file, or cause to be prepared and filed, all income Tax Returns of the Company for, or with respect to, income Taxes for all taxable periods ended or prior to the Closing; provided, however, that the Tax Returns with respect to the income of the Company that relate to the taxable year or other taxable period which includes the Closing Date shall, to the extent permitted by applicable law, be prepared by treating all items on such Tax Returns in a manner consistent with the past practices of the Company with respect to such items.

         6.5 LOAN. At the Closing, Buyer shall loan to Company the sum of Two Hundred Thousand Dollars ($200,000) (the "Loan"). Buyer agrees that the Company shall use the Loan to repay at Closing certain loans from the Sellers in the outstanding principal amount of approximately $200,000 ("Shareholder Loan"). The calculation of the Closing Date Net Working Capital shall be made after giving effect to the repayment of the Shareholder Loan and shall exclude the Loan.


7.       CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

         Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

         7.1 ACCURACY OF REPRESENTATIONS. Sellers' representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, and Buyer shall have received a certificate of Sellers, dated as of the Closing Date, as to such accuracy.

         7.2 SELLERS' PERFORMANCE. The covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects, including, without limitation, the obtaining of the Required Consents, and Buyer shall have received a certificate of Sellers, dated as of the Closing Date, as to such compliance.

         7.3 ADDITIONAL DOCUMENTS. Each of the following documents must have been delivered to Buyer:

                  (a) a favorable opinion of counsel to Sellers and the Company dated the Closing Date, to the effect set forth on Exhibit D;

                  (b) the deliveries required from Seller in Section 2.5;

                  (c) documents or records, including payoff letters with respect to any of the shareholder loans or bank debt in a form and substance reasonably acceptable to Buyer as may be requested by Buyer (the "Payoff Loans"); and

                  (d) such other documents as Buyer may reasonably request for the purpose of (i) evidencing the satisfaction of any condition referred to in this Section 7, or (ii) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

         7.4 NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced and pending or Threatened any Proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, (ii) that prevents, makes illegal, or otherwise materially interferes with any of the Contemplated Transactions or seeks to do any of the foregoing, or (iii) that involves any material claim against Sellers, or either of them, or the Company.

         7.5 NO PROHIBITION. There must not be in effect any Legal Requirement or any injunction or other Order that prohibits or restricts the consummation of the Contemplated Transactions.


8.       CONDITIONS PRECEDENT TO SELLERS' OBLIGATIONS TO CLOSE

         Sellers' obligations to sell the Shares and Sellers' obligations to take the other actions required to be taken by Sellers at the Closing are subject to the satisfaction, at or prior to the

Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

         8.1 ACCURACY OF REPRESENTATIONS. Buyer's representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, and Seller shall have received a certificate of an executive officer of Buyer, dated as of the Closing Date, as to such accuracy.

         8.2 BUYER'S PERFORMANCE. The covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects, and Seller shall have received a certificate of an executive officer of Buyer, dated as of the Closing Date, as to such compliance.

         8.3 ADDITIONAL DOCUMENTS. Buyer must have caused the following documents to be delivered to Seller:

                  (a) a favorable opinion of counsel to Buyer dated the Closing Date, to the effect set forth in Exhibit E;

                  (b) the deliveries required from Buyer in Section 2.5; and

                  (c) such other documents as Seller may reasonably request for the purpose of (i) evidencing the satisfaction of any condition referred to in this Section 8, or (ii) otherwise facilitating the consummation of any of the Contemplated Transactions.

         8.4 NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced and pending or Threatened any Proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (ii) that prevents, makes illegal, or otherwise materially interferes with any of the Contemplated Transactions or seeks to do any of the foregoing.

         8.5 NO PROHIBITION. There must not be in effect any Legal Requirement or any injunction or other Order that prohibits or restricts the consummation of the Contemplated Transactions.


9.       TERMINATION

         9.1 TERMINATION EVENTS. This Agreement may, by notice given prior to or at the Closing, be terminated:

                  (a) by mutual written consent of Buyer and Sellers;

                  (b) (i) by Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through Buyer's breach of its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Sellers, if any of the conditions in Section 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the breach by Sellers or the Company of their respective obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date; or

                  (c) by Buyer, on the one hand, or Sellers, on the other hand, if the Closing has not occurred (other than through the breach by the other Party seeking to terminate this Agreement of its obligations under this Agreement) on or before November 14, 1997, or such later date as the Parties may agree upon in writing.

         9.2 EFFECT OF TERMINATION. Each Party's right of termination under
Section 9.1 is in addition to any other rights it may have under this Agreement. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the Parties under this Agreement will terminate, except that the obligations in Section 11.1 will survive; provided, however, that if this Agreement is terminated by a Party because of the breach of the Agreement by the other Party or because one or more of the conditions to the terminating Party's obligations under this Agreement is not satisfied as a result of the other Party's breach of its obligations under this Agreement, the terminating Party's right to pursue all legal and equitable remedies, separately or simultaneously, (including specific performance) will survive such termination unimpaired. The Parties acknowledge and agree that the failure of Sellers to meet the conditions to Closing in Section 7.1 hereof because of an event or events occurring in the ordinary course of business after the date hereof and not within the control of Sellers shall not be deemed a breach of this Agreement by Sellers.

         9.3 RETENTION OF DEPOSIT. If this Agreement terminates or expires for any reason other than a breach by Sellers in the performance of a Sellers' obligation under this Agreement, the Earnest Money Deposit shall be retained by Sellers as liquidated damages, and all parties shall be relieved of and released from any further liability hereunder except for those obligations specifically designated to survive termination or expiration of this Agreement. Sellers and Buyer agree that the Earnest Money Deposit is a fair and reasonable amount to be retained by Sellers as agreed and liquidated damages in light of Sellers' removal of the Shares from the market and the costs incurred by Sellers and shall not constitute a penalty or a forfeiture.

10.      INDEMNIFICATION; REMEDIES

         10.1     INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS.

                  (a) The Sellers, jointly and severally, will indemnify and hold harmless Buyer, its stockholders, controlling Persons, and Affiliates (collectively, the "Seller Indemnified Persons") for, and will pay to the Seller Indemnified Persons the amount of, any loss, liability, claim, damage, expense (including reasonable costs of investigation and defense and reasonable attorneys' fees), whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

                  (i) any breach of any representation or warranty made by Sellers, or either of them in this Agreement, the Disclosure Schedule, or any other certificate or document delivered by Sellers, or either of them, pursuant to this Agreement; and

                  (ii) any breach by Sellers, or either of them, of any covenant or obligation of Sellers, or either of them, in this Agreement or any certificate or document delivered by Seller pursuant to this Agreement.

         10.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER. Buyer will indemnify and hold harmless Sellers (collectively, the "Buyer Indemnified Persons") for, and will pay to the Buyer Indemnified Persons the amount of any Damages arising, directly or indirectly, from or in connection with:

                  (a) any breach of any representation or warranty made by Buyer in this Agreement or in any certificate or document delivered by Buyer pursuant to this Agreement; or

                  (b) any breach by Buyer of any covenant or obligation of Buyer in this Agreement or in any certificate or document delivered by Buyer pursuant to this Agreement.

         10.3     PROCEDURE FOR INDEMNIFICATION -- THIRD PARTY CLAIMS.

                  (a) Promptly after receipt by an Indemnified Person under
Section 10.1 or 10.2, of notice of any claim against it, such Indemnified Person will, if a claim is to be made against an Indemnifying Party under such Section, give notice to the Indemnifying Party of the commencement of such claim, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Party demonstrates that the defense of such action is prejudiced by the Indemnifying Party's failure to give such notice.

                  (b) If any claim referred to in Section 10.3(a) is brought against an Indemnified Person and such Indemnified Person gives notice to the Indemnifying Party of the commencement of a proceeding with respect to such claim (a "Proceeding"), the Indemnifying Party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the

Indemnifying Party is also a party to such Proceeding and the Indemnified Person determines in good faith that joint representation would be inappropriate, or
(ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the Indemnified Person and, after notice from the Indemnifying Party to the Indemnified Person of its election to assume the defense of such Proceeding, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Person under this Section 10 for any fees of other counsel (other than in the circumstances provided in subclause (i) above) or any other expenses with respect to the defense of such Proceeding, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a claim, (i) no compromise or settlement of any such claim may be effected by the Indemnifying Party without the Indemnified Person's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Indemnified Person, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (ii) the Indemnified Person will have no liability with respect to any compromise or settlement of such claims effected without its consent. Subject to Section 10.3(c), if notice is given to an Indemnifying Party of any claim and the Indemnifying Party does not, within twenty (20) days after the Indemnified Person's notice is given, give notice to the Indemnified Person of its election to assume the defense of such claim, the Indemnifying Party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Person and will be liable for all expenses if it wrongfully failed to assume such defense.

                  (c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a claim may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such claim, but the Indemnifying Party will not be bound by any determination of a claim so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld) or delayed.

         10.4 PROCEDURE FOR INDEMNIFICATION -- OTHER CLAIMS. A claim for indemnification for any matter not involving a third-party claim shall be asserted by written notice to the Indemnifying Party from whom indemnification is sought.

         10.5 SURVIVAL/LIMITATIONS.

                  (a) The Parties hereto agree that (i) the representations and warranties contained in Sections 3A.1(a), 3A.2, 3.1, 3.2(a), 3.3, 3.11, 3.12,
3.26, 4.1 and 4.2(a) shall survive for the applicable statutes of limitation with respect to the subject matter thereof, and (ii) all other representations and warranties shall survive for one (1) year following the Closing Date. Any claim with respect to a breach of representations and warranties must be made in a writing to the Indemnifying Party within the survival period specified for such representations and warranties.

                  (b) The obligation of Sellers to indemnify the Seller Indemnified Persons for Damages pursuant to Section 10.1 hereof arising from a breach of the representations and warranties described in Section 10.5(a)(i) or from fraud shall not exceed in the aggregate the Purchase Price. The obligation of Sellers to indemnify the Seller Indemnified Persons for Damages pursuant to
Section 10.1 hereof arising from a breach of representations and warranties described in Section 10.5(a)(ii) shall not exceed in the aggregate One Million Dollars ($1,000,000). Notwithstanding the foregoing, Sellers shall have no obligation to indemnify the Seller Indemnified Persons hereunder unless Damages in the aggregate exceed Fifty Thousand Dollars ($50,000) (the "Floor") and then only for the amount of all Damages in excess of the Floor.

                  (c) The amount of Damages with respect to which indemnification is required hereunder shall be reduced by the amount of insurance proceeds, if any, received with respect thereto by the Indemnified Person making a claim for such Damages.

         10.6 EXCLUSIVE REMEDY. The indemnification provisions in this Section 10 are the exclusive remedy of the Parties for any breach of a representation, warranty or covenant contained herein.


11.      GENERAL PROVISIONS

         11.1 EXPENSES. Except as otherwise expressly provided in this Agreement, each Party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, brokers or finders, counsel, and accountants. In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party. Any sales and other transfer Taxes arising out of the Contemplated Transactions shall be borne by Buyer.

         11.2 PUBLIC ANNOUNCEMENTS; CONFIDENTIALITY. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer and Seller agree in writing, provided that the Parties shall reasonably cooperate in such announcements, and provided further that nothing contained herein shall prevent any Party from at any time furnishing information required by a Governmental Body. Unless consented to by Buyer and Seller in advance or required by Legal Requirements, prior to the Closing, each Party shall, and shall cause their respective Representatives to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person.

         11.3 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a Party may designate by notice to the other Parties):

         If to Sellers, to:
                  Joslyn Stuart
                  c/o Berg and Berg
                  6001 Annie Oakley Road
                  Hidden Hills, California 91302
                  Attention:  Ronald S. Berg, Esq.
                  Telephone No.:    (818) 888-1999
                  Facsimile No.:    (818) 888-8899

         and

                  Hillary Salm
                  c/o Berg and Berg
                  6001 Annie Oakley Road
                  Hidden Hills, California 91302
                  Attention:  Ronald S. Berg, Esq.
                  Telephone No.:    (818) 888-1999
                  Facsimile No.:    (818) 888-8899

         With a copy to:
                  Ronald S. Berg, Esq.
                  Berg and Berg
                  6001 Annie Oakley Road
                  Hidden Hills, CA 91302
                  Telephone No.:    (818) 888-1999
                  Facsimile No.:    (818) 888-8899

         If to Buyer, to:
                  Outdoor Systems, Inc.
                  2502 North Black Canyon Highway
                  Phoenix, Arizona 85009
                  Telephone No.:     (602) 246-9569
                  Facsimile No.:     (602) 433-2482
                  Attention:  William S. Levine
         and

                  William S. Levine
                  1702 E. Highland Avenue, Suite 310
                  Phoenix, Arizona 85016
                  Telephone No.:    (602) 248-8181
                  Facsimile No.:     (602) 248-0884

         With a copy to:
                  Powell, Goldstein, Frazer & Murphy LLP Sixteenth Floor 191 Peachtree Street, N.E.
                  Atlanta, GA  30303
                  Attention:        William B. Shearer, Jr., Esq.
                  Telephone No.:    (404) 572-6600
                  Facsimile No.:    (404) 572-6999

         11.4     FURTHER ASSURANCES.

                  (a) The Parties and the Company agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 10).

                  (b) In the event and for so long as any Party actively is contesting or defending against any Proceeding or other claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, circumstance, occurrence, action, failure to act, or transaction on or prior to the Closing Date involving Sellers or the Company, including, without limitation, the renewal of that certain lease for the 8373 Melrose Avenue, West Hollywood, California ("Melrose Lease"), each of the other Parties will reasonably cooperate with the contesting or defending Party and his or its counsel in the contest or defense, make available his or its personnel, and provide such testimony and access to his or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article 10). In addition, Buyer agrees to indemnify and hold harmless each of the Sellers in connection with any Proceeding arising from Buyer's efforts to renew the Melrose Lease, or Sellers' assistance in connection therewith pursuant to Section 11.4(b) (unless Buyer is entitled to indemnification therefor under Article 10).

         11.5 WAIVER. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

         11.6 ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the Parties with respect to its subject matter and constitutes (along with the documents referred to in, or executed in connection with, this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the Party to be charged with the amendment.

         11.7 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS. No Party may assign any of its rights under this Agreement without the prior consent of the other Party; provided, however, that Buyer may assign its rights and obligations hereunder to an Affiliate of Buyer or as security for Buyer's lender(s) in connection with Buyer's Financing Arrangements; provided, further, however, that no such assignment shall relieve Buyer of its obligations hereunder. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of the Parties, their successors, and their permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

         11.8 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         11.9 POST-CLOSING ACCESS. Buyer agrees that all Books and Records delivered to Buyer by Sellers pursuant to this Agreement shall be maintained open for inspection by Sellers at any time during regular business hours upon reasonable notice for a period of six (6) years (or for such longer period as may be required by applicable Legal Requirements) following the Closing and that, during such period, Sellers, at their expense, may make such copies thereof as it may reasonably desire (subject in each case to Sellers' obligations to maintain the confidentiality of such Books and Records). Nothing contained in this Section 11.9 shall obligate any Party hereto to make available any books and records if to do so would violate the terms of any Contract or Legal Requirement to which it is a Party or to which it or its assets are subject.

         11.10 HEADINGS; CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         11.11 APPLICABLE LAW. This Agreement shall be governed and controlled as to validity, enforcement, interpretations, construction, effect and in all other respects by the internal laws of the State of California. The Parties hereto agree to submit exclusively to jurisdiction any federal or state court located in the State of California any dispute or controversy arising out of or relating to this Agreement.

         11.12 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         11.13 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         11.14 ARBITRATION. Except as otherwise expressly provided in this Agreement, the Parties have agreed to settle all disputes by arbitration in a location in the City of Los Angeles mutually acceptable to the Parties before a single arbitrator pursuant to the rules of the American Arbitration Association. Arbitration may be commenced at any time by either of the Sellers or the Company on the one hand or the Buyer on the other by giving written notice to each other that such dispute has been referred to arbitration under this Section 11.14. The arbitrator shall be selected by the joint agreement of the Parties, but if they do not so agree within twenty (20) days after the date of receipt of the notice referred to above, the selection shall be made pursuant to the rules from the panels of arbitrators maintained by such Association. Any award rendered by the arbitrator shall be conclusive and binding upon the parties hereto, except as otherwise provided for under California law; provided, however, that any such award shall be accompanied by a written opinion of the arbitrator giving the reason for the award. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrator in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. The arbitrator shall assess, as part of his award to the prevailing party, all or such part as the arbitrator deems proper of the arbitration expenses of the prevailing party (including reasonable attorneys' fees) and of the arbitrator against the party that is unsuccessful in such claim, defense or objection. The arbitrator shall submit his award in writing to the Parties hereto. Nothing contained in this Section 11.14 shall prevent the Parties from settling any dispute by mutual agreement at any time.

         IN WITNESS WHEREOF, the Parties have executed, sealed and delivered this Agreement as of the date first written above.


                                     BUYER:

                                     OUTDOOR SYSTEMS, INC.


                                     By: /s/ William S. Levine
                                        ----------------------------------------
                                     Title: Chairman of the Board
                                           -------------------------------------


                                     SELLERS:

                                     /s/ Joslyn Stuart
                                     -------------------------------------------
                                     JOSLYN STUART

                                     /s/ Hillary Salm
                                     -------------------------------------------
                                     HILLARY SALM


                                     COMPANY

                                     SALM ENTERPRISES, INC.

                                     By: /s/ Joslyn Stuart
                                        ----------------------------------------
                                     Title: President
                                           -------------------------------------

                                    EXHIBIT A

                                   DEFINITIONS


         "ACCREDITED INVESTOR" -- as defined in Regulation D promulgated under the Securities Act.

         "ADVERTISING CONTRACTS" -- all rights under existing and pending sales and advertising contracts associated with the Structures, including all rights to the advertising copy displayed on the Structures.

         "AFFILIATES" -- when used with reference to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the specified Person. For purposes of this definition of Affiliate, "control" means the possession, directly or indirectly, of the power to direct or to cause the direction of management and policies of the Person in question, whether through the ownership of voting securities or by contract or otherwise.

         "BEST EFFORTS" -- the efforts that a prudent Person desirous of achieving a result would use in similar circumstances.

         "BOOKS AND RECORDS" -- All of Company's books and records.

         "BUYER" -- as defined in the first paragraph of this Agreement.

         "CLOSING" -- as defined in Section 2.2.

         "CLOSING DATE" -- the date and time as of which the Closing actually takes place.

         "CLOSING DATE BALANCE SHEET" - the balance sheet of the Company as of the Closing Date prepared in accordance with GAAP.

         "CLOSING DATE NET WORKING CAPITAL" - the net working capital of the Company without any of the Retained Assets as of the Closing, computed in accordance with GAAP after giving effect to the Proration.

         "CLOSING DOCUMENTS" -- any documents to be executed at Closing pursuant to this Agreement.

         "CONSENT" -- any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

         "CONTEMPLATED TRANSACTIONS" -- all of the transactions contemplated by this Agreement, including: (c) the purchase of the Shares by Buyer from Sellers, and (b) the performance by Buyer and the Sellers of their respective covenants and obligations under this Agreement.

         "CONTRACT" -- any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

         "DAMAGES" -- as defined in Section 10.1.

         "DISCLOSURE SCHEDULE" -- the disclosure schedule, delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

         "EMPLOYEE BENEFIT PLAN" -- any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

         "EMPLOYEE PENSION BENEFIT PLAN" -- has the meaning set forth in ERISA
Section 3(2).

         "EMPLOYEE WELFARE BENEFIT PLAN" -- has the meaning set forth in ERISA
Section 3(1).

         "ENCUMBRANCE" -- any charge, claim, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, transfer, receipt of income, or exercise of any other attribute of ownership.

         "ENVIRONMENT" -- soil, land surface or subsurface strata, surface waters, groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

         "ENVIRONMENTAL LAW" -- any Legal Requirement pertaining to environmental discharges, Release, emissions or spills or the manufacture, sale, processing, handling, transportation, storage or disposal of any Hazardous Materials, or relating to any environmental processes or condition, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act ("RCRA"), the Endangered Species Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Hazardous Materials Transportation Act, the Surface Mining Control and Reclamation Act, the Emergency Planning and Community Right to Know Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Coastal Zone Management Act, the National Environmental Policy Act, the Noise Control Act. As used in this Agreement, Environmental Laws shall mean any of such laws or regulations as the same exist now or at the Closing Date.

         "ERISA" -- the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "FINANCIAL STATEMENTS" -- as defined in Section 3.4.

         "GAAP" -- United States generally accepted accounting principles as in effect from time to time.

         "GOVERNMENTAL AUTHORIZATION" -- any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         "GOVERNMENTAL BODY" -- any federal, state, local, municipal, foreign, or other government; or governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal).

         "HAZARDOUS MATERIALS" -- any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

         "HSR ACT" -- the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any regulations and rules promulgated thereunder.

         "INDEMNIFIED PERSON" -- any of the Seller Indemnified Persons or the Buyer Indemnified Persons, as the context requires.

         "INDEMNIFYING PARTY" -- the Buyer, the Company or the Sellers, as the context requires.

         "INTANGIBLE PROPERTY" -- All right, title and interest in and to the goodwill and other intangible property (except for the Company's corporate or trade names and trade logos) used in connection with the Business, all licenses, permits and authorizations pertaining to the Business or the right to own and operate the Business and all right, title and interest in and to (i) any intellectual property used in connection with the Business, and (ii) all records and data relating specifically to the Business.

         "IRC" -- the Internal Revenue Code of 1986, as amended from time to time, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

         "IRS" -- the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

         "KNOWLEDGE" -- a Person will be deemed to have "Knowledge" of a particular fact or other matter only if such Person is actually aware of such fact or other matter without making any independent inquiry or investigation. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has Knowledge of such fact or other matter.

         "LEGAL REQUIREMENT" -- any federal, state, local, municipal, foreign, international, multinational, or other administrative Order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

         "LETTER OF CREDIT" - as defined in Section 2.3(b) hereof.

          "LOAN" - as defined in Section 6.5 hereof.

         "MATERIAL ADVERSE CHANGE" -- a change that will probably cause a Material Adverse Effect.

         "MATERIAL ADVERSE EFFECT" - a material adverse effect on the Company or its operations or conditions, financial or otherwise, taken as a whole.

         "MOST RECENT FINANCIAL STATEMENTS" -- as defined in Section 3.4.

         "MOST RECENT FISCAL MONTH END" -- as defined in Section 3.4.

         "MULTIEMPLOYER PLAN" -- as defined in ERISA Section 3(37).

         "ORDER" -- any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

         "ORDINARY COURSE OF BUSINESS" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" if such action is consistent with the past custom and practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person (including with respect to quantity and frequency).

         "ORGANIZATIONAL DOCUMENTS" -- (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

         "OTHER CONTRACT" -- any Contract (other than a Site Lease or Advertising Contract) relating to or affecting the Company (i) under which the Company has or may acquire any rights, (ii) under which the Company has or may become subject to any obligation or liability, or (iii) by which the Company or the Business is or may become bound.

         "PARTY" -- as defined in the first paragraph of this Agreement.

         "PARTIES" -- as defined in the first paragraph of this Agreement.

         "PERMITS" -- all state and local licenses or permits/tags and other Governmental Authorizations that are required for the operation of the Business, including the Structures.

         "PERMITTED LIENS" -- liens for taxes not yet delinquent, and with respect to real property, installments of special assessments not yet delinquent, recorded easements, covenants and other restrictions, and utility easements, building restrictions, zoning restrictions and other easements and restrictions which do not impair the current use of the parcel of real property.

         "PERSON" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

         "PROCEEDING" -- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

         "PROMISSORY NOTE" - as defined in Section 2.3(b).

         "PRORATION" - the proration of all the Company's revenues and expenses without the Retained Assets as of the Closing Date. Revenues and expenses will be recognized according to GAAP and on the number of days of postings before and after the Closing Date. For purposes of this definition, one month shall be deemed to have thirty (30) days and one year shall be deemed to have three hundred and sixty (360) days.

         "PURCHASE PRICE" -- as defined in Section 2.3.

         "REAL PROPERTY" -- real property and any rights therein, and all buildings, facilities, structures, fixtures, leasehold and other improvements located thereon.

         "RELEASE" -- any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

         "REPRESENTATIVE" -- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

         "RETAINED ASSETS" -- the furniture and equipment listed in Schedule A.1, the trade names "Salem Enterprises" and "Roberts Outdoor Advertising" as well as any cash of the Company in the bank on the close of business the day immediately preceding the Closing.

         "SECURITIES ACT" -- the Securities Act of 1933, as amended.

         "SECURITY INTEREST" -- any mortgage, pledge, lien, encumbrance, charge or other security interest or option or right of any third party with respect thereto.

         "SHARES" -- as described in Section 3.3.

         "SHAREHOLDER LOAN" - as defined in Section 6.5 hereof.

         "SITE LEASES" -- all leases and all other grants of the right to place, construct, own, operate or maintain the Structures on land, buildings and other real property owned by third parties.

         "STRUCTURES" -- all of the billboard displays, and other out-of-home advertising structures, together with all components, fixtures, parts, appurtenances, and equipment attached to or made a part thereof that are existing, under construction or for which Company has any rights.

         "TAX" -- shall mean all tax (including income tax, capital gains tax, value added tax, sales tax, property tax, transfer tax or intangibles tax), levy assessment, tariff, duty, deficiency or other fee and any related charge or amount (including fine, penalty and interest) imposed, assessed or collected by or under the authority of any Governmental Body.

         "TAX RETURN" -- any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

         "THREATENED" -- a claim, Proceeding or dispute will be deemed to have been "THREATENED" if any demand or statement has been made or any notice has been given that would lead a prudent Person to conclude that such a claim, Proceeding or dispute is likely to be asserted, commenced, taken, or otherwise pursued in the future.